Exhibit 10.20

LEASE

DATED:	November 17, 2005

BETWEEN:	SCHNITZER INVESTMENT CORP., an Oregon corporation, SCHNITZER TRUST PARTNERS, an Oregon general partnership, MARK PROPERTIES LIMITED PARTNERSHIP, an Oregon limited partnership, CARDER-NIMBUS LLC, an Oregon limited liability company, DAVE Z’S LLC, an Oregon limited liability company, J. SCOTT ANDREWS LLC, an Oregon limited liability company, MJMARK LLC, an Oregon limited liability company, DJP NIMBUS, LLC, an Oregon limited liability company, KENDIG-NIMBUS, LLC, an Oregon limited liability company, SCHRECK-NIMBUS, LLC, an Oregon limited liability company as tenants in common (collectively, “LANDLORD”)

AND:	ACRYMED INCORPORATED, an Oregon corporation (“TENANT”)

Tenant wishes to lease from Landlord, and Landlord wishes to lease to Tenant the premises described below on the following terms and conditions. In consideration of the mutual promises of the parties set forth below, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Premises.  The Premises are approximately 16,238 rentable square feet (the “Premises”) in Building E (the “Building”). The Premises are outlined on the attached Exhibit A. The Building is a part of Nimbus Oaks Industrial Park (the “Project”) and is located at 9560 SW Nimbus Avenue in Beaverton, Oregon. The Premises shall be delivered to Tenant in their “As Is” condition subject to Landlord’s performance of Landlord’s Work (as defined in Exhibit B) and Landlord’s repair or replacement at Landlord’s sole cost and expense, to the extent, but only to the extent, required to be in good operating condition of the following Building systems serving the Premises: (i) HVAC, (ii) plumbing, (iii) electrical, (iv) sprinkler, (v) fire and life safety, and (vi) overhead doors. Landlord shall also repair or replace any broken windows in the Premises.

2. Term.

2.1 Lease Term.  The Lease term shall be for seventy-seven (77) months (the “Term”) commencing on the earlier to occur of: (i) delivery of possession of the Premises to Tenant with Landlord’s Work substantially complete, or (ii) the date of Tenant’s opening for business in the Premises (the “Commencement Date”) planned to be [February 17, 2006] (the “Scheduled Commencement Date”), and continuing until the last day of the month that is seventy-seven (77) months after the Commencement Date (the “Expiration Date”). If possession of the Premises is not delivered to Tenant with Landlord’s Work substantially complete by the date that is thirty (30) days after the Scheduled Commencement Date (the “Outside Date”), Tenant shall be entitled to one (1) day’s free rent for each day of delay in the delivery of the Premises beyond the Outside Date; provided, however, the Outside Date shall be delayed one day for each delay due to a Tenant Delay (as defined below) or a Force Majeure Event (as defined below). Similarly, the Commencement Date shall be accelerated one (1) day for each day of delay in substantially completing Landlord’s Work due to a Tenant Delay. As used herein, the terms “substantial completion,” “Substantial Completion,” “Substantially Complete,” “Substantially complete” and words of similar import (whether or not spelled with initial capitals) as used in this Lease shall mean the date of substantial completion of Landlord’s Work such that Tenant may commence the installation of any of Tenant’s equipment and occupy the Premises for the conduct of its business (subject to the completion of any additional construction to be performed by Tenant). Landlord’s Work shall be deemed substantially complete notwithstanding the fact that minor details of construction, mechanical adjustments or decorations which do not materially interfere with Tenant’s use and enjoyment of the Premises remain to be performed (items normally referred to as “punch list” items). Landlord shall use commercially reasonable efforts to expeditiously complete all punchlist work in a timely manner. As used herein, a “Tenant Delay” is a delay as a result of: (i) Tenant’s failure to approve any item or perform any other obligation within three (3) business days after receipt of notice from Landlord; (ii) Tenant’s request for changes in materials, finishes or installations other than those readily available; (iii) Tenant’s request to deviate from the Working Drawings (as defined on Exhibit B); or (iv) Tenant’s interference with Landlord’s construction of Landlord’s Work. As used herein, a “Force Majeure Event” is (a) the inability to fulfill, or delay in fulfilling, any obligations under this Lease by reason of strike, lockout, other labor trouble, dispute or disturbance; (b) governmental regulation, moratorium, action, preemption or priorities or other controls or the inability to obtain permits; (c) shortages of fuel, supplies or labor; (d) any failure or defect in the supply, quantity or character of electricity or water furnished to the Premises by reason of any requirement, act or omission of the public utility or others furnishing the Building with electricity or water; or (e) for any other reason, whether similar or dissimilar to the above, or for act of God beyond a party’s reasonable control.

2.2 Early Access Rights.  Approximately four (4) weeks prior to the Commencement Date, Tenant shall have rent and expense free early access to the Premises for the sole purpose of installing Tenant’s equipment, cabling, fixtures and furnishing in the Premises. Landlord may terminate Tenant’s right to early access to the Premises at any time if Landlord determines that such early access to the Premises in any way interferes with Landlord’s performance of the construction and installation of Landlord’s Work.

2.3 Option to Extend.  Landlord hereby grants Tenant the right to extend the term of the Lease for two (2) additional periods of three (3) years each (each such extended period is hereinafter referred to as an “Extended Term”) on the same terms and conditions contained in the Lease, except that (i) Base Rent for an Extended Term shall be as set forth hereinbelow, (ii) no additional options to extend shall apply following the expiration of the second Extended Term, and (iii) Landlord shall have no obligation to make any improvements to the Premises or contribute any amounts therefor. Written notice of Tenant’s exercise of its option to extend (“Option to Extend”) the Term of this Lease for an Extended Term must be given to Landlord no less than nine (9) months prior to the date the Term of the Lease would otherwise expire. If Tenant is in default under this Lease that has not been cured during the applicable cure period, if any, Tenant shall have no right to extend the Term of this Lease until such default is cured within the cure period set forth in this Lease for such default, if any; provided, that the period of time within which said Option to Extend may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise said Option to Extend because of a default. In the event Tenant exercises its Option to Extend the Term of this Lease as herein provided, Base Rent shall be adjusted as of the commencement date of such Extended Term as follows (but in no event shall it be less than the Base Rent for the month immediately prior to the commencement of such Extended Term):

(a)   Not later than six (6) months prior to the commencement of an Extended Term, Landlord shall provide Tenant with Landlord’s determination of the fair market Base Rent for such Extended Term, including periodic increases as dictated by the current market (“Landlord’s Determination of Base Rent for Extended Term”). Tenant shall provide notice to Landlord within ten (10) days after receipt of such notice from Landlord as to whether Tenant accepts Landlord’s Determination of Base Rent for Extended Term. In the event Tenant does not agree to Landlord’s Determination of Base Rent for Extended Term, Landlord and Tenant shall attempt to agree upon Base Rent for the Premises for the Extended Term, such rent to be the fair market rental value of the Premises for the Extended Term, as defined in Subsection (c) below. If the parties are unable to agree upon the Base Rent for the Extended Term by the date three (3) months prior to the commencement of the Extended Term, then within ten (10) days thereafter each party, at its own cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years full-time commercial real estate appraisal experience in the area in which the Premises are located to appraise and set Base Rent for the Extended Term. If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set Base Rent for the Extended Term. If each party shall have so appointed an appraiser, the two appraisers shall meet promptly and attempt to set the Base Rent for the Extended Term. If the two appraisers are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to select a third appraiser meeting the qualifications herein stated within ten (10) days after the last day the two appraisers are given to set Base Rent. If the two appraisers are unable to agree on the third appraiser within such ten (10) day period, either of the parties to this Lease, by giving five (5) days notice to the other party, may apply to the then presiding judge of the Washington County Circuit Court for the selection of a third appraiser meeting the qualifications stated in this Section. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

(b)  The fair market Base Rent shall be fixed by the three appraisers in accordance with the following procedures. Each party appointed appraiser shall state, in writing, such appraiser’s determination of the fair market Base Rent supported by the reasons therefor and shall make counterpart copies for the other party appointed appraiser and the neutral appraiser. The party appointed appraisers shall arrange for a simultaneous exchange of their proposed fair market Base Rent determinations. The role of the neutral appraiser shall be to select whichever of the two proposed determinations of fair market Base Rent most closely approximates the neutral appraiser’s own determination of fair market Base Rent. The neutral appraiser shall have no right to propose a middle ground or any modification of either of the two proposed determinations of fair market Base Rent. The determination of fair market Base Rent the neutral appraiser chooses as that most closely approximating the neutral appraiser’s determination of the fair market Base Rent shall constitute the decision of the appraisers and shall be final and binding upon the parties. The appraisers shall have no power to modify the provisions of this Lease.

(c)  For purposes of the appraisal, the term “— fair market Base Rent —” shall mean the price that a ready and willing tenant would pay, as of the Extended Term commencement date, as a base rent to a ready and willing landlord of premises comparable to the Premises, in terms of size, quality and comparable term, in their then-improved state, in the Beaverton, Oregon market, if such premises were exposed for lease on the open market for a reasonable period of time; including any rent increases over the Extended Term. In no event shall there be deducted from such fair market rental the value of any concessions, including without limitation, tenant improvements, commission and/or “down time.” However, nothing shall preclude Landlord and Tenant from agreeing to consider tenant improvements allowances, commissions to brokers or lease concessions outside of the appraisal process.

(d)  The neutral appraiser’s decision shall be made not later than thirty (30) days after the submission by the appraisers of their proposals with respect to the fair market Base Rent. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the neutral appraiser may for good cause allow reasonable extensions or delays, which shall not affect the validity of the award. Absent fraud, collusion or willful misconduct by the neutral appraiser, the award shall be final, and judgment may be entered in any court having jurisdiction thereof. The option privilege granted herein shall not be assigned under any circumstances unless Landlord shall have consented to such assignment in writing, which consent may be withheld by Landlord in its sole discretion.

2.4 Right to Expand.  If at any time during the Term of the Lease, the space in the Building contiguous with the Premises is available for lease or is about to become available for lease and so long as Tenant is not in default of this Lease and subject to the rights of other tenants of the Project under leases executed prior to the date of this Lease, Landlord shall notify Tenant of the availability of such space and the terms upon which Landlord is willing to lease such space to Tenant (which terms shall be determined by Landlord in its sole discretion). Tenant shall have five (5) business days to accept Landlord’s offer. Such right of first offer is a one (1) time only right. If Tenant fails to accept Landlord’s offer within such five (5) business day period, Landlord shall be free to lease such space any time during the term of this Lease free and clear of any rights of Tenant. The right of first offer contained herein shall not apply to any renewal or extension of an existing lease (even if such lease does not contain an automatic extension right) and shall be personal to AcryMed Corporation (or a successor corporation by merger or acquisition).

3. Rent.  Rent shall be Base Rent plus Tenant’s share of Taxes and Operating Expenses and other charges (“Additional Rent”), as described in Sections 6 and 7. Rent for the sixth (6th) full month of the Lease term shall be paid on or before the execution date of this Lease. Tenant shall pay all Base Rent and Additional Rent in advance on the first day of each calendar month without notice, offset or deduction, unless otherwise expressly permitted under this Lease. Base Rent for any partial calendar month shall be prorated based on the number of days in such month. Base Rent shall be payable as provided below:

	Rent per
Months	Square Foot	Base Monthly Rent

1 - 5	$0.92	Abated
6 - 17	$0.92	$14,938.96
18 - 29	$0.95	$15426.10
30 - 41	$0.98	$15913.24
42 - 53	$1.01	$16390.64
54 - 65	$1.04	$16887.52
66 - 77	$1.07	$17,374.66

As reflected in Section 3, Tenant shall have no obligation to pay monthly Base Rent for the first five (5) full months of the Term, commencing with the Commencement Date (the “Free Rent Period”). If this Lease is terminated during such Free Rent Period, Tenant shall not be entitled to any such rent abatement after the date of termination nor shall Tenant be entitled to assert any right to rent abatement after such termination against any sums due Landlord. The rent abatement granted under this Section is solely for the benefit of AcryMed Corporation (or a successor corporation by merger or acquisition), and shall not be transferable to any assignee or subtenant. In the event of a default by Tenant under the terms of this Lease which results in early termination pursuant to the provisions hereof, then as a part of the recovery to which Landlord shall be entitled shall be included a portion of such rent which was abated under the provisions of this Section, which portion shall be determined by multiplying the total amount of rent which was abated under this Section by a fraction, the numerator of which is the number of months remaining in the Term of this Lease at the time of such default and the denominator of which is the number of months during the Term of this Lease that Tenant is obligated to pay monthly Base Rent. Notwithstanding the foregoing, during the Free Rent Period, Tenant shall pay Tenant’s proportionate share of Operating Expenses in monthly payments payable on the first day of each month commencing on the Commencement Date.

4. Use of the Premises.

4.1 Use.  Tenant shall use the Premises only for general office, manufacturing, laboratory and warehouse use, and for no other purpose. Landlord acknowledges that Tenant’s use of autoclaves, compressors, hoods and walk-in curing ovens are permitted uses. Except for Landlord’s Work to be performed by Landlord in accordance with Exhibit B, Tenant will accept the Premises AS IS, in the condition existing as of the Commencement Date, with no work to be performed by Landlord. Tenant shall not, without the prior written consent of Landlord, use any apparatus, machinery or device in or about the Premises which will cause any noise, vibration, fumes or electronic interference or which will overload the floors, structure, systems, or equipment of the Buildings. Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy the Premises, or permit anything to be done in the Premises, in any manner which: (a) violates the Certificate of Occupancy for the Premises or for the Buildings; or (b) causes or is liable to cause injury to the Premises or the Buildings or any equipment, facilities or systems therein; or (c) constitutes a violation of any law, statute, ordinance, rule, regulation, order or other governmental requirement (collectively “Laws”) or the requirements of insurance bodies; or (d) impairs the character or appearance of the Buildings as first-class buildings; or (e) impairs the proper and economic maintenance, operation and repair of the Buildings and/or their equipment, facilities or systems; or (f) annoys or inconveniences other tenants or occupants of the Project; or (g) overloads the floor loads or electrical capacity of the Buildings. Tenant shall also comply with all Laws applicable to Tenant’s use and occupancy of the Premises. Tenant shall not allow any objectionable liquid, odor, or noise to be emitted from the Premises; store any gasoline or other highly combustible materials on the Premises which would violate any applicable fire code or regulation nor conduct any operation that will increase Landlord’s fire insurance rates for the Premises. Landlord shall have the right to reasonably approve the installation of any power-driven machinery by Tenant and may select a qualified electrician whose opinion will control regarding electrical circuits and a qualified engineer or architect whose opinion will control regarding floor loads.

4.2 Signage.  Tenant may not place any sign which is visible from the exterior of the Building without first obtaining (a) Landlord’s written approval (which approval shall not be unreasonably withheld) of the size, color, design, wording, and location, and (b) all necessary governmental approvals. All signs installed by Tenant shall be paid for by Tenant and removed at Tenant’s expense upon termination of this Lease with the sign location restored to its state immediately prior to placement of the sign. If requested by Tenant, Tenant shall have the right, at Tenant’s sole cost and expense and subject to Tenant obtaining all applicable governmental approvals, to have building signage facing Nimbus Avenue and/or a sign panel on a monument sign for the Project in such location on such monument sign as Landlord determines appropriate.

4.3 Alterations; Improvements.  Tenant shall make no alterations, additions, or improvements to the Premises or do anything to the Premises which is visible from the exterior of the Premises without Landlord’s prior written consent (which consent shall not be unreasonably withheld but which may be conditioned upon Tenant’s obligation to remove such alterations or not remove such alterations at the end of the Term of the Lease) and without a valid building permit issued by the appropriate governmental agency; provided, that Landlord may condition such consent in Landlord’s sole discretion to the extent any such alteration affects the structure of the Building or the electrical, plumbing, mechanical or life safety systems. Upon termination of this Lease, any such general alterations, additions, or improvements (including without limitation all general electrical, lighting, plumbing, heating and air-conditioning equipment, doors, windows, partitions, drapery, carpeting, shelving, counters, and physically attached fixtures) shall at once become part of the realty and belong to Landlord unless the terms of the applicable consent provide otherwise, or unless Landlord requests that part or all of the additions, alterations, or improvements be removed. Tenant may remove all special improvements unique to Tenant’s business, including, but not limited to, special shelving, counters, benches, hoods, autoclaves, compressors and walk in ovens, even if bolted to the floor. In such case, Tenant shall at its sole cost and expense promptly remove the specified additions, alterations, or improvements and repair and restore the Premises to its original condition upon occupancy prior to termination of this Lease subject to normal wear and tear. Landlord shall have the right to first approve any contractors performing work in the Premises, which approval shall not be unreasonably withheld. Landlord shall reimburse Tenant such amount after receiving copies of paid invoices for such plans and documents. Landlord shall have the right to first approve all plans for improvements to the Premises, which approval shall not be unreasonably withheld or delayed. All work on the Premises shall be scheduled through Landlord and shall be performed in accordance with Landlord’s reasonable rules and regulations. Landlord shall have the right to oversee the contractor’s work, at no expense to Tenant, and to stop work if it is not being done properly.

5. Security Deposits.  On the date this Lease is executed by Tenant, Tenant shall deliver to Landlord the sum of $16,813.93 (the “Security Deposit”), to secure the faithful performance by Tenant of each term, covenant, and condition of this Lease. If Tenant shall at any time fail to make any payment or fail to keep or perform any term, covenant, and condition on its part to be made or performed or kept under this Lease, Landlord may, but shall not be obligated to and without waiving or releasing Tenant from any obligation under this Lease, use, apply or retain the whole or any part of the Security Deposit (i) to the extent of any sum due to Landlord; or (ii) to make any required payment on Tenant’s behalf; or (iii) to compensate Landlord for any loss, damage, attorneys’ fees, or expense sustained by Landlord due to Tenant’s default. In such event, Tenant shall, within five (5) days of written demand by Landlord, remit to Landlord sufficient funds to restore the Security Deposit to its original sum; Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. Should Tenant comply with all of the terms, covenants, and conditions of this Lease and at the end of the term of this Lease leave the Premises in the condition required by this Lease, then the Security Deposit, less any sums owing to Landlord, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interests hereunder) within thirty (30) days after the termination of this Lease and vacancy of the Premises by Tenant.

6. Utility Charges; Maintenance.

6.1 Utility Charges.  Tenant shall pay when due all charges for electricity, natural gas, water, garbage collection, janitorial service, sewer, and all other utilities and services of any kind furnished to the Premises during the Term. Landlord shall install a meter (or meters), at Tenant’s sole cost and expense, to separately meter such charges (other than water). Landlord shall have no liability resulting from any interruption of services caused by fire or other casualty, strike, riot, vandalism, the making of necessary repairs or improvements, or any other cause unless caused solely by Landlord’s gross negligence or intentional misconduct. Tenant shall control the temperature in the Premises to prevent freezing of any systems.

6.2 Maintenance.  Landlord shall repair and maintain the roof, exterior walls, building structure and foundation of the Premises in good condition, all as Operating Expenses. Except for such obligations of Landlord, Tenant shall keep the Premises neatly maintained and in good order and repair; provided that Tenant shall reimburse Landlord within thirty (30) days after written request for the cost of any repairs performed under this Section 6.2 by Landlord due to any act or omission of Tenant or Tenant’s agents, employees or contractors. Tenant’s responsibility shall include maintenance and repair of the electrical system, plumbing, air-conditioning and heating systems, overhead and personnel doors, and the replacement of all broken or cracked glass with glass of the same quality after Landlord has repaired or replaced any such equipment (to the extent required under Section 1) at Landlord’s sole expense (and not subject to pass through to Tenant as Operating Expenses under Section 7). Tenant shall refrain from any discharge that will damage the sewers serving the Premises. Tenant shall perform its own janitorial services with respect to the Premises. All required replacements of major parts of the HVAC equipment installed after the Commencement Date shall be Landlord’s responsibility and shall be treated as capital expenses under Section 7.5.

6.3 Obstruction Clearance.  If the Premises have a separate entrance, Tenant shall keep the sidewalks abutting the Premises or the separate entrance free and clear of snow, ice, debris, and obstructions of every kind.

7. Taxes, Assessments, and Operating Expenses.

7.1 Additional Rent.  Commencing on the Commencement Date and continuing on the first day of each calendar month throughout the Term, Tenant shall pay each month a sum representing Tenant’s proportionate share of real property taxes (“Taxes”) and operating expenses (“Operating Expenses”) of the Project. Such amount shall annually be estimated by Landlord in good faith to reflect actual or anticipated costs. Landlord shall compute its actual costs for Taxes and Operating Expenses on an annual basis and give Tenant notice thereof. Any overpayment by Tenant shall be credited to Tenant, and any deficiency shall be paid by Tenant within thirty (30) days after receipt of Landlord’s statement.

7.2 Proportionate Share.  Tenant’s proportionate share of Taxes and Operating Expenses shall mean that percentage which is the same as the percentage which the rentable area of the Premises bears to the total rentable area of all buildings in the Project. If in Landlord’s reasonable judgment either of these methods of allocation results in an inappropriate allocation to Tenant, Landlord shall select some other reasonable method of determining Tenant’s proportionate share.

7.3 Taxes.  Taxes charged to Tenant hereunder shall include all general real property taxes assessed against the Project or payable during the Term, installment payments on Bancrofted special assessments, all other governmental assessments, and any rent tax, tax on Landlord’s interest under this Lease, or any tax in lieu of or in addition to the foregoing, whether or not any such tax is now in effect. Tenant shall not, however, be obligated to pay any tax based upon Landlord’s net income.

7.4 Operating Expenses.  Operating Expenses shall include all costs, fees, and expenses incurred in connection with the management, repair, maintenance, insurance and operations of the Project. Notwithstanding anything to the contrary, the following items shall be excluded from the calculation of Operating Expenses: (a) any expenses which under generally accepted property management practices, consistently applied would not be considered a normal maintenance or operating expense; (b) all costs associated with the operation of the business of the entity which constitutes “Landlord” (as distinguished from the costs of Building operations) including, but not limited to, Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative expenses; (c) costs incurred by Landlord in connection with the correction of defects in design and construction of the Building or Project; (d) costs of a capital nature other than a capital expense under Section 7.5 of this Lease (which capital expenses shall be amortized as described in Section 7.5 of this Lease); (e) any costs of any services sold or provided to tenants or other occupants for which Landlord or managing agent is reimbursed by such tenants or other occupants as an additional charge or rental over and above the basic rent (and escalations thereof); (f) overhead or profits paid to subsidiaries or affiliates of Landlord, or to any party as a result of a non-competitive selection process, for management or other services to the Building, or for supplies or other materials, to the extent that the costs of such services, supplies, or materials materially exceed the costs that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord on a competitive basis and are consistent with those incurred by similar buildings in the same metropolitan area in which the Building is located; (g) wages, salaries and other compensation paid to any executive employee of Landlord and/or Landlord’s managing agent above the grade of Building manager; (h) any cost or expense related to removal, cleaning, abatement or remediation of “Hazardous Substances” in or about the Building, including without limitation, hazardous substances in the ground water or soil; (i) advertising and promotional costs including tenant relation programs and events; (j) all costs incurred in owning, operating, maintaining and repairing any underground or above-ground parking garage and/or any other parking facilities associated with the Building and common areas, including but not limited to, any expenses for parking equipment, tickets, supplies, signs, claims insurance, cleaning, resurfacing, restriping, business taxes, management fees and costs, structural maintenance, utilities, insurance of any form, real estate taxes, and the wages, salaries, employee benefits and taxes for personnel working in connection with any such parking facilities if the parking garage/facility revenues exceed parking garage/facility expenses (if garage revenues do not exceed garage expenses, then such costs may be included in Operating

Expenses to the extent total garage expenses exceed total garage revenues); (k) Landlord’s gross receipts taxes, personal and corporate income taxes, inheritance and estate taxes, other franchise, gift and transfer taxes, and all other real estate taxes relating to a period or payable outside the term of the Lease; (l) any fines, costs, penalties or interest resulting from the negligence or willful misconduct of the Landlord or its agents, contractors, or employees; (m) any rental payments and related costs pursuant to any ground lease of land underlying all or any portion of the Building and Common Areas; (n) any costs, fees, dues, contributions or similar expenses for political, charitable, industry association or similar organizations; (o) any rental and any associated costs, either actual or not, for the Landlord’s and/or Landlord’s managing agent’s management and/or leasing office; (p) acquisition costs for sculptures, paintings, or other objects of art or the display of such items; (q) costs incurred in connection with the original design and construction of the Building or Project or any major changes to same, including but not limited to, additions or deletions of floors, renovations of the common areas (except as expressly permitted under Section 7.5), and the repair of damage to the Building or Project in connection with any type of casualty, event of damage or destruction or condemnation to the extent Landlord is reimbursed by insurance or condemnation proceeds; (r) costs incurred in connection with upgrading the Building to comply with disability or life insurance requirements, or life safety codes, ordinances, statutes, or other laws to the extent that the Building is in violation of such requirements, codes, ordinances, statutes or laws prior to the Commencement Date, including, without limitation, the Americans With Disabilities Act, including penalties or damages incurred as a result of non-compliance; (s) costs for reserves of any kind; or (t) costs incurred in connection with modifying, upgrading, replacing, repairing or maintaining the Building’s telecommunication system.

7.5 Capital Expenses.  Except for costs incurred by Landlord prior to the date Landlord’s Work is substantially complete, Landlord shall be entitled to recover as an Operating Expense the reasonable annual amortization of any capital improvement (together with interest at the prime rate in existence at the time) made by Landlord, either because such capital improvement is required by a Law, because such capital improvements are necessary or prudent for the health or safety of occupants of the Project or because such capital improvement will, in Landlord’s reasonable judgment, reduce Operating Expenses for the then current tenants of the Project.

7.6 Audit.  Tenant shall have the right to audit, at Tenant’s sole cost and expense and so long as Tenant is not in default of this Lease, Landlord’s records pertaining to the computation of Operating Expenses and Taxes under Section 7 of this Lease, so long as Tenant complies with the following provisions: (a) Tenant shall perform such inspection within one hundred twenty (120) days following the receipt of Landlord’s reconciliation statement pertaining to the operating year in question, (b) Tenant shall provide to Landlord a copy of the inspection report, (c) Tenant shall keep the report confidential and shall not share the contents, results, or the fact that Tenant is investigating the operating expenses or adjustments with any other person, except for its advisors on a need-to-know basis, (d) Tenant shall pay to Landlord within ten (10) days following its inspection any amount determined to be owing by Tenant, and (e) Tenant shall give written notice of its intention to audit no later than ninety (90) days following receipt of Landlord’s reconciliation statement pertaining to the operating year in question. If Tenant does not give Landlord written notice of any objection or request to audit within ninety (90) days following receipt of Landlord’s reconciliation statement pertaining to an operating year, then such statement shall be binding on Tenant. Tenant’s inspection may only be conducted by Tenant’s employees or by Tenant’s certified public accountant paid on an hourly basis (and not a contingent fee basis). Landlord agrees to pay Tenant any amount determined to be owing to Tenant as determined within thirty (30) days following Landlord’s receipt of the inspection report or within thirty (30) days following a report by an independent certified public accountant selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld, if Landlord does not agree with Tenant’s inspection report.

8. Parking and Storage Areas.

8.1 Parking.  Tenant shall not allow its employees, agents, and invitees collectively to park in excess of sixty-five (65) parking spaces in the Project at any time. If the Premises is expanded, the number of parking spaces allocated to Tenant shall be increased based upon a ratio of 4 parking spaces for each additional 1,000 rentable square feet of space.

8.2 Storage.  Tenant shall not store any materials, supplies, equipment, or other items outside of the Premises except for trash in the approved garbage areas. Trash and garbage receptacles shall be kept covered at all times.

9. Tenant’s Indemnification; Liability Insurance.

9.1 Tenant’s Indemnification.  Tenant shall not allow any liens to attach to the Premises as a result of its activities. Tenant shall indemnify, defend and hold harmless Landlord from any claim, liability, damage, loss or expense (including reasonable attorneys’ fees) arising out of any activity on or use of the Premises by Tenant, its agents, employees, or invitees or resulting from Tenant’s failure to comply with any term of this Lease.

9.2 Liability Insurance.  Tenant shall carry commercial general liability insurance on an occurrence basis with combined single limits of not less than $3,000,000 and insuring Tenant’s contractual obligations under this Lease. Such insurance shall be provided by an insurance carrier reasonably acceptable to Landlord and shall be evidenced by a certificate delivered to Landlord stating that the coverage will not be canceled or materially altered without ten (10) days’ advance written notice to Landlord. Landlord shall be named as an additional insured on such policy.

10. Property Damage; Subrogation Waiver.

10.1 Property Damage.  If fire or other casualty causes damage to the Building or the Premises in an amount exceeding thirty percent (30%) of the full construction-replacement cost of the Building or Premises, respectively, Landlord may elect to terminate this Lease as of the date of the damage by notice in writing to Tenant within thirty (30) days after such date. Otherwise, Landlord shall promptly repair the damage and restore the Premises to their former condition as soon as practicable. Rent shall be reduced during the period and to the extent the Premises are not reasonably usable for the use permitted by this Lease because of such damage and required repairs. Tenant shall be responsible for restoring its personal property, trade fixtures, and equipment.

10.2 Insurance of Property.  Landlord shall be responsible for insuring the Building, the cost of which shall be an Operating Expense, and Tenant shall be responsible for insuring its personal property, equipment, and trade fixtures located on the Premises.

10.3 Subrogation Waiver.  Landlord and Tenant each hereby releases the other, and the other’s partners, officers, directors, agents and employees, from any and all liability and responsibility to the releasing party and to anyone claiming by or through it or under it, by way or subrogation or otherwise, for all claims, or demands whatsoever which arise out of damage or destruction of property occasioned by perils which can be insured by an All Risk Property Insurance Coverage Form. Landlord and Tenant grant this release on behalf of themselves and their respective insurance companies and each represents and warrants to the other that it is authorized by its respective insurance company to grant the waiver of subrogation contained in this Section 10.3. This release and waiver shall be binding upon the parties whether or not insurance coverage is in force at the time of the loss or destruction of property referred to in this Section 10.3.

11. Condemnation.  If a condemning authority takes 30 percent or more of the rentable area of the Premises, then either party may elect to terminate this Lease effective on the date that title passes to the condemning authority by written notice given to the other party within 30 days after notice of the taking is given to the party. Otherwise, Landlord shall proceed as soon as practicable to restore the remaining Premises to a condition comparable to that existing at the time of the taking. Rent shall be abated during the period of restoration to the extent the Premises are not reasonably usable by Tenant, and rent shall be reduced for the remainder of the term in an amount equal to the reduction in rental value of the Premises caused by the taking. All condemnation proceeds paid for taking the Premises shall belong to Landlord. Tenant shall have the right to make a separate claim for relocation costs pursuant to ORS 281.045.

12. Assignment and Subletting.

12.1 Assignment and Subletting.  This provision shall apply to all transfers by operation of law or through mergers and changes in controlling stock ownership of Tenant. Tenant shall not assign all or any part of its interest under this Lease nor sublet all or any part of the Premises without first obtaining Landlord’s consent in writing. Landlord’s consent to an assignment of this Lease or sublease of the Premises shall not be unreasonably withheld, conditioned or delayed. Landlord may condition its consent on reasonable conditions. Should Landlord withhold its consent to a proposed assignment or subletting or any other transfer of Tenant’s rights under this Lease (each a “Transfer”) for any of the following reasons, the withholding of consent shall be deemed reasonable: (a) conflict or incompatibility of the proposed use with uses appropriate in a flex/office project; (b) financial inadequacy of the proposed transferee as reasonably determined by Landlord; (c) any proposed change in use which would diminish the professional nature of the Building or of the other businesses located in the Project; (d) the proposed use would adversely impact the use of the common facilities by other tenants of the Project; (e) Tenant is then in default of the Lease beyond any applicable cure period; and (f) any other reasonable criteria. No Transfer shall result in Tenant being released from any obligation under this Lease. As a condition to Landlord’s prior written consent, the transferee shall agree in writing to comply with and be bound by all of the terms, covenants, conditions, and other provisions of this Lease and Tenant shall deliver to Landlord promptly after execution an executed copy of all agreements of such compliance by each transferee. No assignment shall relieve Tenant of its obligation to pay Rent or perform the other obligations required by this Lease and no consent to one assignment or subletting shall be a consent to any further assignment or subletting. If Tenant assigns this Lease or sublets the Premises for an amount in excess of the rent called for by this Lease, or receives other consideration for a subletting or assignment, such excess rent or other consideration (after first deducting reasonable leasing costs such as brokerage commissions, tenant improvement costs and legal fees) shall be paid to Landlord promptly as it is received by Tenant. Notwithstanding anything to the contrary in this Section 12.1 and so long as Tenant provides Landlord written notice of an applicable assignment or sublease within five (5) business days following the effective date of such applicable assignment or sublease, no prior written consent of Landlord shall be required for any assignment or sublease with a corporation into or with which Tenant is merged or consolidated or with an entity to which all or substantially all of Tenant’s assets are transferred, provided (x) such merger, consolidation or transfer of assets is for a valid business purpose and not principally for the purpose of transferring the leasehold estate created hereby, and (y) the assignee or successor entity has a net worth (determined in accordance with generally accepted accounting principles consistently applied) at least equal to or in excess of the net worth of Tenant immediately prior to such merger, consolidation or transfer and Landlord has been provided with reasonable proof thereof prior to such transaction.

12.2 Successors and Assigns.  Subject to the above limitations on transfer of Tenant’s interest, this Lease shall bind and inure to the benefit of the parties, their respective successors, and assigns.

13. Default.  The occurrence of any one or more of the following events of default shall constitute a breach of this Lease by Tenant (an “Event of Default”):

13.1 Failure of Tenant to make any Base Rent or Additional Rent payment, or any other payment under this Lease when it is due; provided, that the first two (2) times in any twelve (12) consecutive month period that Tenant fails to pay an installment of Base Rent or Additional Rent when due, Tenant shall not be in default of this Lease so long as Tenant pays such past due Base Rent or Additional Rent within ten (10) days of the date notice is sent to Tenant that such Base Rent or Additional Rent is past due.

13.2 Tenant makes any Transfer without Landlord’s prior written consent as required under Section 12.

13.3 Tenant abandons the Premises during the Term, unless Tenant given Landlord prior written notice of its intent to vacate and Tenant continues to pay and perform all its obligations.

13.4 Failure of Tenant to deliver the instruments described in Section 17.1 or Section 17.3 as and when required in such Sections, as applicable, or failure of Tenant to comply with any applicable Law when and as required by the applicable governmental authority.

13.5 Failure of Tenant to comply with any other term or condition of this Lease or to fulfill any other obligation of this Lease within 15 days after written notice from Landlord specifying the nature of the failure with reasonable particularity; provided that if the nature of such cure is such that a longer cure period is necessary, Tenant shall only be in default if Tenant shall have failed to commence such cure within said 15 day period and thereafter to have diligently prosecuted such cure to completion.

13.6 Dissolution, termination of existence, or business failure of Tenant; the commencement by Tenant of a voluntary case under the federal bankruptcy laws or under any other federal or state law relating to insolvency or debtor’s relief; the entry of a decree or order for relief against Tenant in an involuntary case under the federal bankruptcy laws or under any other applicable federal or state law relating to insolvency or debtor’s relief; the appointment of or the consent by Tenant to the appointment of a receiver, trustee or custodian of Tenant or of any of Tenant’s property; an assignment for the benefit of creditors by Tenant; Tenant’s failure generally to pay its debts as such debts become due; the making or suffering by Tenant of a fraudulent transfer under applicable federal or state law; concealment by Tenant of any of its property in fraud of creditors; or the imposition of a lien through legal proceedings or distraint upon any of the property of Tenant which is not discharged or bonded.

14. Remedies for Default.  In case of default as described in Section 13 above, Landlord shall have the right to the following remedies, which shall be cumulative and in addition to any other remedies provided under applicable law:

14.1 Termination.  Terminate this Lease without relieving Tenant from its obligation to pay damages.

14.2 Retaking.  Retake possession of the Premises by summary proceedings or otherwise, in which case Tenant’s liability to Landlord for damages shall survive the termination. Landlord may, after such retaking of possession, relet the Premises upon any reasonable terms. No such reletting shall be construed as an acceptance of a surrender of Tenant’s leasehold interest.

14.3 Recovery of Costs.  Recover all damages caused by Tenant’s default which shall include, without limitation, loss of rentals, costs of reletting and all other costs incurred or benefits lost as a result of such default. Landlord may sue periodically to recover damages as they occur throughout the lease term, and no action for accrued damages shall bar a later action for damages subsequently accruing. Landlord may elect in any one action to recover accrued damages plus damages attributable to the remaining term of the Lease equal to the difference between the rent under this Lease and the reasonable rental value of the Premises for the remainder of the term, discounted to the time of judgment at the rate of six (6%) percent per annum.

14.4 Recovery of Costs.  Make any payment or perform any obligation required of Tenant so as to cure Tenant’s default, in which case Landlord shall be entitled to recover all amounts so expended from Tenant, plus interest at the rate of ten percent (10%) per annum from the date of the expenditure.

15. Surrender on Termination.

15.1 Delivery of Premises.  On expiration or early termination of this Lease, Tenant shall deliver all keys to Landlord, have final utility readings made on the date of move out, and surrender the Premises clean and free of debris inside and out, with all mechanical, electrical, and plumbing systems in good operating condition, all signing removed and defacement corrected, and all repairs called for under this Lease completed. The Premises shall be delivered in the same condition as at the commencement of the term after substantial completion of Landlord’s Work, subject only to depreciation and wear from ordinary use. Tenant shall remove all of its furnishings and trade fixtures that remain its property and restore all damage resulting from such removal. Failure to remove said property shall be an abandonment of same, and Landlord may dispose of it in any manner without liability.

15.2 Month-to-Month Tenancy.  If Tenant fails to vacate the Premises when required, Landlord may elect either to treat Tenant as a tenant from month to month, subject to all provisions of this Lease except the provision for term and at rent equal to 150 percent of the rent last payable under this Lease, or to eject Tenant from the Premises and recover damages caused by wrongful holdover.

16. Landlord’s Liability.

16.1 Nondisturbance.  Landlord warrants that so long as Tenant complies with all terms of this Lease it shall be entitled to peaceable and undisturbed possession of the Premises free from any eviction or disturbance by Landlord or persons claiming through Landlord.

16.2 Claims Against Landlord.  In any action or claim against Landlord, Tenant shall look solely to the interest of Landlord in the Project, and no personal judgment may be obtained against any of the individuals or entities comprising Landlord arising out of this Lease. In no event shall Landlord be liable for consequential, punitive or special damages.

16.3 Transfer of Interest in Building.  If Landlord transfers its interest in the Building, Landlord shall have no liability under this Lease arising out of facts occurring after such transfer, and Tenant shall look only to the transferee for any and all such claims.

17. Mortgage or Sale by Landlord; Estoppel Certificates.

17.1 Subordination.  This Lease is and shall be prior to any mortgage or deed of trust (“Encumbrance”) recorded after the date of this Lease and affecting the Building and the land upon which the Building is located. However, if any lender holding an Encumbrance secured by the Building and the land underlying the Building requires that this Lease be subordinate to the Encumbrance, then Tenant agrees that this Lease shall be subordinate to the Encumbrance, then Tenant agrees that this Lease shall be subordinate to the Encumbrance if the holder thereof agrees in writing with Tenant that so long as Tenant performs its obligations under this Lease no foreclosure, deed given in lieu of the foreclosure, or sale pursuant to the terms of the Encumbrance, or other steps or procedures taken under the Encumbrance shall affect Tenant’s rights under this Lease. If the foregoing condition is met, Tenant shall execute the written agreement and any other documents required by the holder of the Encumbrance to accomplish the purposes of this Section within ten days after Landlord’s request therefor.

17.2 Attornment.  If the Building is sold as a result of foreclosure of any Encumbrance thereon or otherwise transferred by Landlord or any successor, Tenant shall attorn to the purchaser or transferee, and the transferor shall have no further liability hereunder, except to the extent of claims arising out of facts occurring prior to the transfer, which claims may be asserted against transferor but not against transferee.

17.3 Estoppel Certificates.  Either party shall within ten (10) days after notice from the other execute and deliver to the other party a certificate stating whether or not this Lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party. The certificate shall also state the amount of monthly base rent, the dates to which rent has been paid in advance, and the amount of any security deposit or prepaid rent. Failure to deliver the certificate within the specified time shall be conclusive upon the party of whom the certificate was requested that the Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate.

18. Environmental Protection.

18.1 Environmental Law.  “Environmental Law” shall mean any federal, state or local Law to the protection of health, safety or the environment. The term “Hazardous Substance” shall mean any hazardous, toxic, infectious or radioactive substance, waste and material as defined or listed by any Environmental Law and shall include, without limitation, petroleum oil and its fractions.

18.2 Hazardous Substances.  Tenant shall not cause or permit any Hazardous Substance to be spilled, leaked, disposed of or otherwise released on or under the Premises. Tenant may use and sell on the Premises only those Hazardous Substances typically used and sold in the prudent and safe operation of the business permitted by Section 4.1 of this Lease. Tenant may store such Hazardous Substances on the Premises, but only in quantities necessary to satisfy Tenant’s reasonably anticipated needs. Tenant shall comply with all Environmental Laws and exercise the highest degree of care in the use, handling and storage of Hazardous Substances and shall take all practicable measures to minimize the quantity and toxicity of Hazardous Substances used, handled or stored on the Premises.

18.3 Notices to Landlord.  Tenant shall immediately notify Landlord upon becoming aware of the following: (a) any spill, leak, disposal or other release of a Hazardous Substance on, under or adjacent to the Premises; (b) any notice or communication from a governmental agency or any other person relating to any Hazardous Substance on, under or adjacent to the Premises; or (c) any violation of any Environmental Law with respect to the Premises or Tenant’s activities on or in connection with the Premises.

18.4 Spills and Releases.  In the event of a spill, leak, disposal or other release of a Hazardous Substance on or under the Premises or other part of the Project caused by Tenant or any of its contractors, agents or employees or invitees, or the suspicion or threat of the same, Tenant shall (i) immediately undertake all emergency response necessary to contain, cleanup and remove the released Hazardous Substance, (ii) promptly undertake all investigatory, remedial, removal and other response action necessary or appropriate to ensure that any Hazardous Substances contamination is eliminated to Landlord’s reasonable satisfaction, and (iii) provide Landlord copies of all correspondence with any governmental agency regarding the release (or threatened or suspected release) or the response action, a detailed report documenting all such response action, and a certification that any contamination has been eliminated. All such response action shall be performed, all such reports shall be prepared and all such certifications shall be made by an environmental consultant reasonably acceptable to Landlord.

18.5 Condition Upon Termination.  Upon expiration of this Lease or sooner termination of this Lease for any reason, Tenant shall remove all Hazardous Substances and facilities used for the storage or handling of Hazardous Substances from the Premises and restore the affected areas by repairing any damage caused by the installation or removal of the facilities. Following such removal, Tenant shall certify in writing to Landlord that all such removal is complete.

18.6 Indemnity.

(a)  Tenant shall indemnify, defend and hold harmless Landlord, its employees and agents, any persons holding a security interest in the Premises, and the respective successors and assigns of each of them from and against any and all claims, demands, liabilities, damages, fines, losses, costs (including without limitation the cost of any investigation, remedial, removal or other response action required by Environmental Law) and expenses (including without limitation attorneys’ fees and expert fees in connection with any trial, appeal, petition for review or administrative proceeding) arising out of or in any way relating to the use, treatment, storage, generation, transport, release, leak, spill, disposal or other handling of Hazardous Substances on the Premises or other part of the Project by Tenant or any of its contractors, agents or employees or invitees. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease for any reason. Landlord’s rights under this Section are in addition to and not in lieu of any other rights or remedies to which Landlord may be entitled under this agreement or otherwise.

(b)  Landlord shall indemnify, defend, and hold harmless Tenant, its employees, agents, successors, and assigns, from and against any and all claims, demands, liabilities, damages, fines, losses, costs (including without limitation the cost of any investigation, remedial, removal or other response action required by Environmental Law), and any expenses (including without limitation attorneys’ fees and expert fees in connection with any trial, appeal, petition for review or administrative proceeding) arising out of or in any way relating to the use, treatment, storage, generation, transport, release, leak, spill, disposal or other handling of Hazardous Substances on the Premises by Landlord or any of its contractors, agents, employees, or tenants other than Tenant. Tenant’s rights under this Section are in addition to and not in lieu of any other rights or remedies to which Tenant may be entitled under this Agreement or otherwise.

19.  General Provisions.

19.1 Nonwaiver.  Waiver by either party of strict performance of any provision of this Lease shall not be a waiver of nor prejudice the party’s right otherwise to require performance of the same provision or any other provision.

19.2 Attorneys’ Fees.   In the event a suit, action, arbitration, or other proceeding of any nature whatsoever, including without limitation any proceeding under the U.S. Bankruptcy Code, is instituted, or the services of an attorney are retained, to interpret or enforce any provision of this Lease or with respect to any dispute relating to this Lease, the prevailing or non-defaulting party shall be entitled to recover from the losing or defaulting party its attorneys’, paralegals’, accountants’, and other experts’ fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith. In the event of suit, action, arbitration, or other proceeding, the amount thereof shall be determined by the judge or arbitrator, shall include fees and expenses incurred on any appeal or review, and shall be in addition to all other amounts provided by law.

19.3  Time.  Time is of the essence of this Lease.

19.4 Severability.  If any provision of this Lease is held to be invalid, unenforceable or illegal the remaining provisions shall not be affected and shall be enforced to the fullest extent permitted by law.

19.5 Interest and Late Charges.  Subject to Section 13.1 to the extent applicable, rent not paid within ten (10) days of when due shall bear interest from the date due until paid at the rate of ten percent (10%) per annum. Landlord may at its option impose a late charge of $.05 for each $1.00 of rent for rent payments made more than ten (10) days late in addition to interest and other remedies available for default.

19.6  Tenant Representations.  If Tenant is a corporation or other entity, each person executing this Lease on behalf of Tenant hereby covenants and warrants that Tenant is duly formed and validly existing under the laws of its state of formation; Tenant has full right and authority to enter into this Lease and to perform all Tenant’s obligations hereunder; and each person (and both of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so.

19.7 Right of Entry.  Landlord shall have the right to enter upon the Premises at any time, following at least 24 hours’ advance notice (written or oral) except in case of emergency (in which event no notice is required), to determine Tenant’s compliance with this Lease, to make necessary repairs to the Building or the Premises, or to show the Premises to any prospective tenant or purchasers. During the last two months of the term, Landlord may place and maintain upon the Premises notices for leasing or sale of the Premises. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business operations caused by its entry, except in case of emergency.

19.8  Proration.  If this Lease commences or terminates at a time other than the beginning or end of one of the specified rental periods, then the rent (including Tenant’s share of real property taxes, if any) shall be prorated as of such date, and in the event of termination for reasons other than default all prepaid rent shall be refunded to Tenant or paid on its account.

19.9 Notices.  Notices between the parties relating to this Lease shall be in writing, effective when delivered, or if mailed, effective on the second day following mailing, postage prepaid, to the address shown below for the party stated in this Lease or to such other address as either party may specify by notice to the other. Rent shall be payable to Landlord at the same address and in the same manner.

If to Landlord:	Nimbus Oaks Industrial Park
c/o Melvin Mark Brokerage Company
111 SW Columbia Street, Suite 1380
Portland, OR 97201
Phone No.: (503) 223-4777
Fax No.: (503) 223-4606

If to Tenant:	AcryMed Incorporated
9560 SW Nimbus Ave.
Beaverton, OR 97008
Phone No.: (503) 624-9830
Fax No.: (503) 639-0846

19.10 Brokerage Commissions.  Tenant hereby warrants and represents to Landlord that there are no real estate commissions due any broker, agent or other party in connection with the negotiation or execution of this Lease acting for or on behalf of Tenant other than CRESA Partners and Tenant hereby agrees to indemnify, protect, defend and hold Landlord harmless from and against any and all costs, expenses, liabilities, causes of action, claims or suits in connection with compensation, commissions, fees or other sums claimed to be due and owing to anyone claiming through Tenant other than CRESA Partners. Landlord and Tenant acknowledge Melvin Mark Brokerage is the listing broker and that CRESA Partners is the agent for the Tenant and for this Lease and are entitled to a commission paid by Landlord in accordance with a separate management agreement.

19.11 Entire Agreement.  All understandings and agreements between the parties are merged in this Lease and neither party is relying upon any statement or representation not embodied in this Lease. No agreement shall be effective to change or modify this Lease, unless such agreement is in writing, refers expressly to this Lease and is signed by the party against whom enforcement is sought.

19.12 Survival.  All indemnity obligations shall survive the expiration or sooner termination of this Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LANDLORD:	Schnitzer Co-Tenants

SCHNITZER INVESTMENT CORP.,
an Oregon corporation

By:	/s/ Kenneth M. Novack
Kenneth M. Novack, President
Date 11/22/05

SCHNITZER TRUST PARTNERS,
an Oregon general partnership

By:	/s/ Kenneth M. Novack
Kenneth M. Novack, Managing Partner
Date 11/22/05

Mark Co-Tenants

MARK PROPERTIES LIMITED PARTNERSHIP,
an Oregon limited partnership

By:	/s/ Mark Management L.L.C.
Mark Management L.L.C.,
General Partner

By:	/s/ Melvin Mark
Melvin Mark, Jr., Co-Member
Date 11/21/05

CARDER-NIMBUS LLC,
an Oregon limited liability company

By:	/s/ Jonathan T. Carder
JONATHAN T. CARDER, Sole Member

DAVE Z’S LLC,
an Oregon limited liability company

By:	/s/ David W. Zier
DAVID W. ZIER, Sole Member

J. SCOTT ANDREWS LLC,
an Oregon limited liability company

/s/  J. Scott Andrews
J. SCOTT ANDREWS, Sole Member

MJMARK LLC,
an Oregon limited liability company

/s/  M. James Mark
M. JAMES MARK, Sole Member

DJP. NIMBUS, LLC,
an Oregon limited liability company

/s/  Daniel J. Petrusich
DANIEL J. PETRUSICH, Sole Member

KENDIG-NIMBUS LLC,
an Oregon limited liability company

/s/  Michael J. Kendig
MICHAEL J. KENDIG, Sole Member

SCHRECK-NIMBUS, LLC,
an Oregon limited liability company

/s/  F. Patrick Schreck
F. PATRICK SCHRECK, Sole Member

TENANT:
ACRYMED INCORPORATED,
an Oregon corporation

By:
/s/  Jack D. McMaken
Its: President, CEO
Date 11-17-05

Exhibit List:

Exhibit A — Outline of Premises

Exhibit B — Work Letter

April 5, 2006
Jack McMaken
President & CEO
AcryMed Incorporated
9560 SW Nimbus Avenue
Beaverton, Oregon 97008

Dear Mr. McMaken:

Reference is made to that certain Lease dated November 17, 2005 by and between between SCHNITZER INVESTMENT CORP., an Oregon corporation, SCHNITZER TRUST PARTNERS, an Oregon general partnership, MARK PROPERTIES LIMITED PARTNERSHIP, an Oregon limited partnership, CARDER-NIMBUS LLC, an Oregon limited liability company, DAVE Z’S LLC, an Oregon limited liability company, J. SCOTT ANDREWS LLC, an Oregon limited liability company, MJMark LLC, an Oregon limited liability company, DJP NIMBUS LLC, an Oregon limited liability company, KENDIG-NIMBUS LLC, an Oregon limited liability company, SCHRECK-NIMBUS LLC, an Oregon limited liability company as tenants in common (collectively, “LANDLORD”) and ACRYMED INCORPORATED, an Oregon corporation.

This letter shall serve as notification of the commencement date to said Lease and shall modify only the following terms and conditions.

TERM:	The Commencement Date is hereby February 17, 2006 and the Lease shall continue through and including July 31, 2012.

All other terms and conditions of said Lease shall remain the same. Please sign all copies, retain one for your record and return remaining.

Sincerely,

MELVIN MARK BROKERAGE COMPANY

Tim Parker
Vice President

Accepted and approved this 7 day of April 2006.

TENANT:

ACRYMED INCORPORATED, an Oregon corporation
By:
/s/  Jack D. McMaken
Its: President, CEO

111 southwest columbia, suite 1380 • portland, oregon 97201 • telephone: (503) 223-9203 fax: (503) 223-4606 www.melvinmark.com

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COMMENCEMENT DATE MEMORANDUM
attached to and made a part of Lease bearing the
Lease Reference Date of November 17, 2005 between
Landlord’s predecessor SCHNITZER INVESTMENT CORP., an Oregon corporation, SCHNITZER TRUST PARTNERS, an Oregon general partnership, MARK PROPERTIES LIMITED PARTNERSHIP, an Oregon limited partnership, CARDER-NIMBUS LLC, an Oregon limited liability company, DAVE Z’S LLC, an Oregon limited liability company, J. SCOTT ANDREWS LLC, an Oregon limited liability company, MJMARK LLC, an Oregon limited liability company, DJP NIMBUS, LLC, an Oregon limited liability company, KENDIG-NIMBUS, LLC, an Oregon limited liability company, SCHRECK-NIMBUS, LLC, an Oregon limited liability company as tenants in common (collectively, “Landlord”) and ACRYMED, INCORPORATED, an Oregon corporation, as Tenant COMMENCEMENT DATE MEMORANDUM

THIS MEMORANDUM, made as of April 16, 2007 by and between IPERS NIMBUS OAKS — OREGON, INC., (“Landlord”) and ACRYMED, INCORPORATED, (“Tenant”).

Recitals:

A.  Landlord and Tenant are parties to that certain Lease, dated for reference November 15, 2005, Commencement Letter dated April 5, 2006, as amended by the First Amendment dated February 8, 2007, (the “Lease”) for certain premises (the “Premises”) consisting of approximately 20,334 square feet at the building commonly known as Building E at Nimbus Oaks Business Center.

B.  Tenant is in possession of the Premises and the Term of the Lease has commenced.

C.  Landlord and Tenant desire to enter into this Memorandum confirming the Commencement Date, the Termination Date and other matters under the Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1. The actual Commencement Date is April 16, 2007.

2. The actual Termination Date is July 31, 2012.

3. The schedule of the Annual Rent and the Monthly Installment of Rent set forth on the Reference Pages is deleted in its entirety, and the following is substituted therefor:

		Rentable		Increased	Revised
Period		Square	Monthly	Monthly	Total	Annual
From	Through	Footage	Base Rent	Base Rent	Base Rent	Base Rent
4/16/2007	7/15/2007	20,334	$14,938.96	$—	$14,938.96	$179,267.52
7/16/2007	7/31/2007	20,334	$14,938.96	$4,506.00	$19,444.96	$233,339.52
8/1/2007	4/30/2008	20,334	$15,426.10	$4,506.00	$19,932.10	$239,185.20
5/1/2008	7/31/2008	20,334	$15,426.10	$4,641.00	$20,067.10	$240,805.20
8/1/2008	4/30/2009	20,334	$15,913.24	$4,641.00	$20,554.24	$246,650.88
5/1/2009	7/31/2009	20,334	$15,913.24	$4,780.00	$20,693.24	$248,318.88
8/1/2009	4/30/2010	20,334	$16,390.64	$4,780.00	$21,170.64	$254,047.68
5/1/2010	7/31/2010	20,334	$16,390.64	$4,924.00	$21,314.64	$255,775.68
8/1/2010	4/30/2011	20,334	$16,887.52	$4,924.00	$21,811.52	$261,738.24
5/1/2011	7/31/2011	20,334	$16,887.52	$5,072.00	$21,959.52	$263,514.24
8/1/2011	4/30/2012	20,334	$17,374.66	$5,072.00	$22,446.66	$269,359.92
5/1/2012	7/31/2012	20,334	$17,374.66	$5,224.00	$22,598.66	$271,183.92

					Initials	Initials

4. Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

LANDLORD:	TENANT:

IPERS NIMBUS OAKS — OREGON, INC. a Delaware corporation By: RREEF Management Company, a Delaware corporation	ACRYMED INCORPORATED, an Oregon corporation

By: /s/ David Kotansky	By: /s/ Jack D. McMaken
Name: David Kotansky	Name: Jack D. McMaken
Title: Regional Director	Title: President, CEO
Dated: 5.10.07	Dated: 5-8-07

Initials	Initials